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                                                                   Exhibit 10.27


                              STADT SOLUTIONS, LLC

                               OPERATING AGREEMENT


        THIS OPERATING AGREEMENT (the "Operating Agreement") is made as of July 1, 1998, by and between PMR CORPORATION, a Delaware corporation ("PMR") and STADTLANDER DRUG DISTRIBUTION COMPANY, INC., a Delaware corporation ("Stadtlander") (collectively, the "Initial Members") with respect to the operation of STADT SOLUTIONS, LLC, a Delaware limited liability company (the "Company").

        WHEREAS, the Company was formed, pursuant to the provisions of the Delaware Limited Liability Company Act, upon the filing of a certificate of formation (the "Certificate of Formation") with the Delaware Secretary of State on June 19, 1998; and

        WHEREAS, the Initial Members of the Company wish to set forth their respective ownership interests in the Company and the principles by which the Company will be operated and governed.

        NOW, THEREFORE, in consideration of mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        1.1 DEFINITIONS. The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

               (a) "ACCOUNTING PERIOD" shall be (i) the Company's Fiscal Year if there are no changes in the Members' respective interests in Company income, gain, loss or deductions during such Fiscal Year except on the first day thereof, or (ii) any other period beginning on the first day of a Fiscal Year, or any other day during a Fiscal Year upon which there occurs a change in such respective interests, and ending on the last day of a Fiscal Year, or on the day preceding an earlier day upon which any change in such respective interest shall occur.

               (b) "ADDITIONAL CAPITAL COMMITMENT" shall mean Capital Contributions to the capital of the Company in excess of Initial Capital Contributions.

               (c) "ADDITIONAL MEMBER" shall mean any Person who or which is admitted to the Company as an Additional Member pursuant to Article 9 hereof.

               (d) "ADJUSTED ASSET VALUE" with respect to any asset shall be the asset's adjusted basis for federal income tax purposes, except as follows:



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                      (i) The initial Adjusted Asset Value of any asset
contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by the contributing Member and all of the Managers.

                      (ii) In the discretion of the Managers, the Adjusted Asset Values of all Company assets may be adjusted to equal their respective gross fair market values, as determined by the Managers, and the resulting unrecognized profit or loss allocated to the Capital Accounts of the Members pursuant to Article 7, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; and (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets, unless all Members receive simultaneous distributions of either undivided interests in the distributed property or identical Company assets in proportion to their interests in Company distributions as provided in Section 7.1.

                      (iii) The Adjusted Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, and the resulting unrecognized profit or loss allocated to the Capital Accounts of the Members pursuant to Article 7, as of the following times: (i) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and (ii) a Dissolution Event, as defined in Section 10.1.

               (e) "ADJUSTED CAPITAL ACCOUNT," with respect to any Member, shall mean the Member's Capital Account as adjusted by the items described in Sections 1.704-2(g)(3), 1.704-2(i)(5) and 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the
Treasury Regulations.

               (f) "AFFILIATE" of any Person shall mean any Person that directly, or indirectly through one (1) or more intermediaries, controls, or is controlled by or is under common control with the Person specified.

               (g) "BANKRUPTCY" of a Person shall mean (i) the filing by a Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future laws) or any other federal, state or foreign insolvency law, or a Person's filing an answer consenting to or acquiescing in any such petition; (ii) the making by a Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (iii) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code (or corresponding provisions of future laws) seeking an application for the appointment of a receiver for the assets of a Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, unless the same shall have been vacated, set aside or stayed within such 60-day period.

               (h) "BANKRUPT MEMBER" shall mean a Member that becomes the subject of a Bankruptcy.

               (i) "BUY-SELL PRICE" shall have the meaning ascribed thereto in
Section 13.1(b).



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               (j) "CAPITAL ACCOUNT" as of any given date shall mean the Capital
Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article 6.

               (k) "CAPITAL CONTRIBUTION" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made. Any reference to a capital contribution of a Member shall include the Capital Contribution made by a predecessor holder of any Units held by such Member with respect to such Units.

               (l) "CODE" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

               (m) "COMPANY" shall refer to Stadt Solutions, LLC.

               (n) "COMPANY MINIMUM GAIN" shall mean with respect to any taxable year of the Company, the minimum gain of the Company computed strictly in accordance with the principles of Section 1.704-2(d) of the Treasury Regulations. Subject to the previous sentence, Company Minimum Gain shall mean the sum for all Company assets of the amounts of taxable income or gain that would be recognized if the asset were disposed of for the amount of Nonrecourse Liabilities secured by the asset. For this purpose, where the asset is subject to multiple secured liabilities of unequal priority, the adjusted basis of the asset shall be allocated among the liabilities in order of priority from most senior first to least senior last. Where two or more secured liabilities are of equal priority, basis shall be allocated among the liabilities pro rata in accordance with the amounts of the liabilities. For purposes of computing Company Minimum Gain, the Adjusted Asset Value of an asset shall be substituted for its adjusted tax basis if the two differ, but otherwise Company Minimum Gain shall be determined in accordance with federal income tax principles.

               (o) "COMPANY NONRECOURSE DEDUCTIONS" shall mean an amount of Company deductions, losses and Section 705(a)(2)(B) expenditures, as the case may be (all as computed for "book" purposes), equal to the increase in Company Minimum Gain during the Company taxable year. If the net increase in Company Minimum Gain during the taxable year exceeds the total amount of items of Company loss, deduction and Section 705(a)(2)(B) expenditures for the year, then the excess shall carry over and be treated as Company Minimum Gain of the immediately subsequent year and all following years until cumulative Company Nonrecourse Deductions shall equal the sum of the increases in Company Minimum Gain for all Company taxable years ending on or after the date of this Operating Agreement.

        This amount shall be comprised of Company items as provided in Section 1.704-2(c) of the Treasury Regulations:

                      (i) First, depreciation or cost recovery deductions (as determined for "book" purposes) with respect to items of Company Property subject to one or more Nonrecourse Liabilities to the extent of the increase in Minimum Gain attributable to the Nonrecourse Liabilities to which each item is subject.



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                      (ii) Thereafter, a pro rata portion of the Company's other items (as determined for "book" purposes) of deduction, loss and Code Section 705(a)(2)(B) expenditures for the year.

               (p) "COMPANY PROPERTY" shall mean any tangible and intangible personal property now owned or hereafter acquired by the Company, including, without limitation, all cash, cash equivalents, deposits, accounts receivable, work-in-progress, inventory, equipment, materials, supplies, prototypes, vehicles, real property, fixtures, permits, approvals, licenses, patents, consents, contracts, agreements, applications for permits, approvals, licenses, development rights, development agreements, trade names and warranties, or any other property.

               (q) "CONVERSION PERCENTAGE LOAN AMOUNT" and "CONVERTED LOAN AMOUNT" shall have the meanings ascribed thereto in Section 6.1(d).

               (r) "DELAWARE ACT" shall mean the Delaware Limited Liability Company Act at 6 Del. C. Sections 18-101, et seq., as amended.

               (s) "DISSOLUTION EVENT" shall mean those events defined as such in Section 10.1.

               (t) "DISTRIBUTABLE CASH" shall mean all cash, receipts and funds received by the Company from Company operations (except for Capital Contributions), less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; (iii) such Reserves as the Managers deem reasonably necessary to the proper operation of the Company's business.

               (u) "ECONOMIC RISK OF LOSS" shall have the meaning defined in Treasury Regulations Section 1.704-2(b)(4).

               (v) "ELECTION DAY" shall have the meaning ascribed thereto in
Section 13.1(b).

               (w) "ELECTING MEMBER" and "ELECTION NOTICE" shall have the meanings ascribed thereto in Section 13.1.

               (x) "ELECTION PERIOD" shall have the meaning ascribed thereto in
Section 13.1(d).

               (y) "FISCAL YEAR" shall mean the Company's fiscal year. The Company's fiscal year shall be the taxable year required by Section 706 of the Code.

               (z) [INTENTIONALLY OMITTED.]

               (aa) "IMPASSE" shall have the meaning ascribed thereto in Section 14.1.



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               (bb) "INITIAL CAPITAL CONTRIBUTION" shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement in connection with the initial issuance of Units.

               (cc) "INTEREST" shall mean the proportion that a Member's Units bears to the aggregate outstanding Units of all Members.

               (dd) "MANAGER" shall mean each of the Members or other persons designated by this Operating Agreement to act as managers of the Company.

               (ee) "MEMBER" shall mean each of the Initial Members and Additional Members who are, as of a given time, a member of the Company.

               (ff) "MEMBER MINIMUM GAIN" shall mean, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

               (gg) "MEMBER NONRECOURSE DEBT" shall mean any nonrecourse debt to the Company for which any Member bears the Economic Risk of Loss.

               (hh) "MEMBER NONRECOURSE DEDUCTIONS" shall mean, with respect to a Member Nonrecourse Debt, the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during an Accounting Period over the aggregate amount of any distributions during such Accounting Period to such Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

               (ii) "NET INCOME BASE" shall have the meaning ascribed thereto in
Section 7.1(a).

               (jj) "NET PROFITS OR NET LOSSES" shall be an amount computed for each Accounting Period as of the last day thereof that is equal to the Company's taxable income or loss for such Accounting Period, determined in accordance with
Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                      (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 1.1(jj) shall be added to such taxable income or loss;

                      (ii) Any expenditures of the Company described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net



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Profits or Net Losses pursuant to this Section 1.1(jj) shall be subtracted from such taxable income or loss;

                      (iii) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes and depreciation or amortization with respect to Company Property, shall be computed by reference to the Adjusted Asset Value of such property rather than its adjusted tax basis;

                      (iv) The difference between the gross fair market value of all Company assets and their respective Adjusted Asset Values shall be added to such taxable income or loss in the circumstances described in Section 1.1(d);

                      (v) In the event of a distribution in kind of Company Property to the Members, the gain or loss that would result from a sale of such Company Property at fair market value shall be added to or subtracted from such taxable income or loss; and

                      (vi) Items that are specially allocated pursuant to
Section 7.3 hereof shall not be taken into account in computing Net Profits or Net Losses.

               (kk) "NET STATED EQUITY" shall have the meaning ascribed thereto in Section 13.2.

               (ll) "NONRECOURSE LIABILITIES" shall mean "nonrecourse liabilities" as characterized under Section 1.704-2(b)(3) of the Treasury Regulations. Subject to the foregoing sentence, Nonrecourse Liabilities means liabilities of the Company (or a portion thereof) with respect to which none of the Members bears the Economic Risk of Losses (other than through the Member's indirect interest as a Member in the Company assets subject to the liability). Any liability of the Company to a Member and any liability guaranteed by a Member or with respect to which a Member has pledged personal assets (to the extent the Member may bear the burden of an economic loss attributable to the liability) shall not be classified as a Nonrecourse Liability.

               (mm) "NOTICE MEMBER" shall mean a Member who receives an Election Notice pursuant to Section 13.1.

               (nn) "OPERATING AGREEMENT" shall mean this Operating Agreement as originally executed and as amended from time to time.

               (oo) "PERSON" shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so admits.

               (pp) "PMR MANAGERS" shall mean the Managers appointed by PMR pursuant to Section 4.2.

               (qq) "PURCHASE MEMBER" and "PURCHASE NOTICE" shall have the meanings ascribed thereto in Section 13.1(c).



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               (rr) "REGULATORY ALLOCATIONS" shall mean the allocations pursuant to Sections 7.2(a) through 7.2(d) of this Operating Agreement.

               (ss) "RESERVES" shall mean, with respect to any Fiscal Year, funds set aside or amounts allocated during such Fiscal Year to reserves that shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

               (tt) "SECOND CAPITAL CONTRIBUTION" shall have the meaning ascribed thereto in Section 6.1(a).

               (uu) "SELLING MEMBER" shall have the meaning ascribed thereto in
Section 13.1(d).

               (vv) "STADTLANDER MANAGERS" shall mean the Managers appointed by Stadtlander pursuant to Section 4.2.

               (ww) "STATED AMOUNT" shall mean the amount stated in an Election Notice which represents and shall be used as the value of the Company's assets in computing the Net Stated Equity.

               (xx) "TOTAL UNITS" shall have the meaning ascribed thereto in
Section 6.1.

               (yy) "TREASURY REGULATIONS" shall mean the Income Tax Regulations, including temporary regulations, promulgated under the Code, as amended from time to time.

               (zz) "UNITS" shall mean the capital units issued by the Company to its Members, in exchange for contributions or as otherwise determined by the Managers, which represent the Member's Interest in the Company.

                                    ARTICLE 2

                              FORMATION OF COMPANY

        2.1 FORMATION. On June 19, 1998, the Company was organized as a Delaware limited liability company under and pursuant to the Delaware Act.

        2.2 NAME. The name of the Company is Stadt Solutions, LLC.

        2.3 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be 501 Washington Street, 5th Floor, San Diego, California 92103. The Company may locate its places of business and registered office at any other place or places as the Managers may from time to time deem advisable.

        2.4 REGISTERED OFFICE AND REGISTERED AGENT. The Company's registered office in the state of Delaware shall be at the office of its registered agent at 9 East Loockerman Street, Dover, Delaware 19901, County of Kent, and the name of its initial registered agent at such address shall be National Registered Agents, Inc.



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        2.5 TERM. The Company's existence commenced June 19, 1998 upon the filing with the Secretary of the State of Delaware of the Company's Certificate of Formation and shall continue for a period of thirty (30) years, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Delaware Act.

                                    ARTICLE 3

                               PURPOSES OF COMPANY

        3.1 COMPANY PURPOSES. The purpose of the Company is to (a) operate a specialty pharmaceutical business to provide services to patients diagnosed with a serious mental illness, and to record and use information relating to health care informatics, clinical practices, pharmaceutical usage and patient outcomes, clinical research site management and information services and (b) engage in any other lawful act or activity for which a limited liability company may be organized under the laws of the state of Delaware, incident, necessary, advisable or desirable to carry out the foregoing. The Company shall have the power to make and perform all contracts and to engage in all actions and transactions necessary or advisable to carry out the purposes of the Company, and all other powers available to limited liability companies under the Delaware Act.

                                    ARTICLE 4

                 RIGHTS AND DUTIES OF THE MANAGERS AND OFFICERS

        4.1 MANAGEMENT. The business and affairs of the Company shall be managed by the Managers in accordance with this Article 4.

        4.2 NUMBER AND TERM OF THE MANAGERS. The number of Managers of the Company shall be fixed at four (4) Managers. PMR shall be entitled to appoint two (2) Managers (the "PMR Managers") and Stadtlander shall be entitled to appoint two (2) Managers (the "Stadtlander Managers"). The initial PMR Managers shall be Mark P. Clein and Daniel L. Frank and the initial Stadtlander Managers shall be Allan Silber and Morris Perlis. Each Manager shall hold office until a successor shall have been elected and qualified. No Member shall appoint a Manager that is not an employee of such Member or one of its Affiliates.

        4.3 RESIGNATION. A Manager may resign at any time by giving written notice to the Members of the Company. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        4.4 REMOVAL. Only the Member entitled to appoint a Manager pursuant to
Section 4.2 shall be entitled to remove such a Manager.

        4.5 VACANCIES. Any vacancy in the position of Manager occurring for any reason shall be filled by the written consent of the Member entitled to appoint the Manager (pursuant to Section 4.2) for which a vacancy exists.



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        4.6    CERTAIN POWERS OF THE MANAGERS.

               (a) EXCLUSIVE MANAGEMENT BY THE MANAGERS. The business, property and affairs of the Company shall be managed exclusively by the Managers. Except for situations in which the approval of the Members is expressly required by the Delaware Act or this Operating Agreement, the Managers shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's purposes, business, property and affairs. The Managers may adopt such rules and regulations for the management of the Company not inconsistent with this Operating Agreement or the Delaware Act. Subject to Section 5.4 below, the Managers shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in Delaware Act Section 18-106.

               (b) AGENCY AUTHORITY OF THE MANAGERS. Subject to Section 5.4, the Managers are authorized to execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of Company Property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company.

               (c) VOTING POWER. Each Manager shall have the number of votes ("Manager Votes") equal to the number of Units then held by the Member who appointed such Manager.

        4.7 MANAGERS HAVE NO EXCLUSIVE DUTY TO COMPANY. The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Managers or to the income or proceeds derived therefrom.

        4.8 BANK ACCOUNTS. The Managers may from time to time open bank accounts in the name of the Company.

        4.9    INDEMNIFICATION.

               (a) The Company agrees to indemnify, out of the assets of the Company only, each Manager and each Manager's members, partners, employees and Affiliates (each, an "Indemnitee") to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (a) reasonable fees, costs, and expenses paid in connection with or resulting from any claim, action, or demand against an Indemnitee that arises out of or in any way relates to the Company, its properties, business, or affairs and (b) such claims, actions, and demands and any losses or damages resulting form such claims, actions, and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnity shall not extend to (i) conduct not undertaken in good faith to promote the best interests of the Company or (ii) conduct which is



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reckless, intentionally wrongful or grossly negligent. In addition to the indemnification conferred in this Section 4.9, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent not prohibited by the Delaware Act, as the same exists or may hereafter be amended. The right to indemnification conferred in this Section 4.9 shall be a contract right.

               (b) The Company may, by action of the Managers, provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the Managers shall determine to be appropriate and authorized under Section 18-108 of the Delaware Act, as the same exists or may hereafter be amended.

               (c) The rights and authority conferred in this Section 4.9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, agreement, or otherwise.

               (d) The Company may purchase and maintain insurance on behalf of one or more Indemnitees and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company's activities (and the Company shall use its commercially reasonable efforts to purchase and maintain such insurance on behalf of the Managers), whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Operating Agreement.

        4.10 APPOINTMENT OF OFFICERS. The Managers may appoint officers of the Company, which may include, but shall not be limited to: (a) a president; (b) one or more vice presidents; (c) a secretary; and (d) a treasurer or chief financial officer. The Managers may delegate their day-to-day management responsibilities to any such officers, and such officers shall have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Managers in any job description created by the Managers. All officers shall hold office at the pleasure of the Managers and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer may be removed at any time by the Managers. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Managers.

        4.11 MANAGER APPROVAL; DEADLOCK. Unless otherwise expressly provided for in this Operating Agreement, any action or approval of the Managers shall require the vote, consent or approval of Managers holding a majority of the Manager Votes.

                                    ARTICLE 5

                        RIGHTS AND OBLIGATIONS OF MEMBERS

        5.1 LIMITATION OF LIABILITY. Each Member's liability shall be limited as set forth in the Delaware Act and other applicable law. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members of the Company shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company.



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        5.2 MEMBER ACCESS TO RECORDS. Upon written request of any Member, setting forth the purpose for such request, each Member shall have the right, during regular business hours, to inspect and copy such Company documents at the Member's expense as set forth in Section 7.9.

        5.3 MEMBERS HAVE NO MANAGERIAL AUTHORITY. Pursuant to Section 4.1, the management of the Company is vested in the Managers. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Operating Agreement and except as expressly required by the Delaware Act. Unless expressly and duly authorized in writing to do so by the Managers, no Member shall have any power or authority to act as an agent of the Company, to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

        5.4 VOTING RIGHTS. Except as required by the Delaware Act, Members shall have no voting, approval or consent rights except the right to approve or disapprove the following:

               (a) APPROVAL BY MEMBERS HOLDING TWO-THIRDS OF THE INTERESTS. The following matters shall require the vote, approval or consent of Members holding at least two-thirds of the Interests:

                      (i) Any operating budget for the Company which provides for capital expenditures that exceeds the previous Fiscal Year's budget for capital expenditures by more than twenty percent (20%);

                      (ii) The issuance of additional Units or other equity securities or rights or securities convertible into Units or other equity securities of the Company;

                      (iii) Any agreement (or modification of an agreement) or transaction between the Company and any Member or its Affiliate or any director or executive officer thereof;

                      (iv) Any liquidation or dissolution of the Company or the decision to cause the Company to enter into Bankruptcy;

                      (v) Any amendment of the Certificate of Formation or this Operating Agreement; provided, however, that this Operating Agreement shall not be amended to create any obligation to contribute capital to the Company without the consent of each affected Member;

                      (vi) The sale, exchange or other disposition of more than twenty percent (20%) of the Company Property as part of a single transaction or plan, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution; and

                      (vii) The merger of the Company with another limited liability company, a limited partnership, a general partnership, or a corporation; provided in no event shall a Member be required to become a general partner in a merger with a limited partnership or a general partnership without his express written consent or unless the agreement of merger provides each Member with the dissenter's rights described in the Delaware Act.



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        5.5 MEMBER HAS NO EXCLUSIVE DUTY TO COMPANY. Subject to the provisions of Section 12.1, Members may have other business interests and engage in other activities in addition to those relating to the Company.

                                    ARTICLE 6

                          CONTRIBUTIONS TO THE COMPANY,
                       CAPITAL UNITS AND CAPITAL ACCOUNTS

        6.1    CAPITAL CONTRIBUTIONS.

               (a) REQUIRED CAPITAL CONTRIBUTIONS. Each Member shall contribute within 60 days following the date of this Operating Agreement such amount as is set forth in Schedule A hereto as such Member's share of the Initial Capital Contribution and will receive a credit to such Member's Capital Account in the amount set fort in Schedule A. At the Second Closing (as defined in that certain Subscription Agreement by and between the Members, dated as of June 8, 1998 (the "Subscription Agreement")), each Member shall contribute such assets as is set forth in Schedule A hereto as such Member's Second Capital Contribution and will receive a credit to such Member's Capital Account in the amount of the value as set forth in Schedule A.

               (b) ADDITIONAL CAPITAL CONTRIBUTIONS. No Member shall be required to make any additional Capital Contribution to the Company. Members may make additional Capital Contributions only upon agreement of all Members and, unless all Members otherwise agree in writing, pro rata in proportion to the Units held by each Member. Without in any way limiting the generality of the foregoing, no additional capital contribution shall be required pursuant to an arbitration under Section 14.1.

               (c) LOANS. In the event that less than all Members agree to make additional Capital Contributions, any Member shall have the right, but not the obligation, to make a loan (to the extent funds are reasonably required by the Company for a bona fide purpose, including for operations or to pay debts or liabilities) to the Company with interest at the rate of prime plus two percent (2%), with principal and interest payable not less than quarterly, and on such other then prevailing commercially reasonable terms.

        6.2 UNITS. Each Member's Interest in the Company shall be represented by Units of membership interest each having identical rights and privileges. An unlimited number of Units is hereby authorized. In consideration for their respective Initial and Second Capital Contributions, the Initial Members shall receive the number of Units set forth on Schedule A (the "Initial Units").

        6.3    CAPITAL ACCOUNTS.

               (a) A separate Capital Account will be maintained for each Member. Each Member's Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (3) the amount of Net Profits or other items of income or gain allocated to such Member. Each Member's Capital

Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the
Code); and (3) the amount of Net Losses or other items of deduction or loss allocated to such Member.

               (b) In the event of a permitted sale or transfer of all or part of a Member's Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest.

               (c) The manner in which Capital Accounts are to be maintained pursuant to this Section 6.3 is intended, and shall be construed so as, to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.

               (d) Upon liquidation of the Company (or any Member's Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid within sixty (60) days of the end of the taxable year (or, if later, within ninety (90) days after the date of the liquidation).

        6.4    WITHDRAWAL OR REDUCTION OF MEMBERS, CONTRIBUTIONS TO CAPITAL.

               (a) A Member shall not receive out of the Company Property any part of its contributions to capital until all liabilities of the Company, except liabilities to Members on account of their contributions to capital, have been paid or there remains property of the Company sufficient to pay them.

               (b) A Member shall not be entitled to demand or receive from the Company the liquidation of its interest in the Company until the Company is dissolved in accordance with the provisions hereof or other applicable provisions of the Delaware Act.

                                    ARTICLE 7

          DISTRIBUTIONS, ALLOCATIONS, INCOME TAX, ELECTIONS AND REPORTS

        7.1 DISTRIBUTIONS OF PROFITS AND LOSSES.

               (a) DISTRIBUTION OF PROFITS. Until such time as the total cumulative Net Income Base (as defined below) amounts paid to Stadtlander hereunder equals the amount of the Aggregate Net Income Base Obligation (i.e., when the Aggregate Net Income Base Obligation is satisfied), the cash available for distribution shall be distributed as follows: Stadtlander will receive, and the Company will be obligated to pay (subject to any limitation contained herein) annually within 30 days following the completion of the annual audit of the financial results of the Company, Distributable Cash equal to at least the full amount of the Net Income Base for the Fiscal Year as set forth in this
Section 7.1(a) reduced by the amount of Gross Margin previously paid by Company to Stadtlander under that certain Transition and Services Agreement dated as of even date herewith, among Company, PMR and Stadtlander (the "Transition and Services

Agreement"). Any deficit in a Net Income Base distribution shall accrue interest at the same rate of interest as the senior debt of the Company plus 1% (or if there is no senior debt outstanding, the Wall Street Journal prime rate plus one percent (1%)) and subject to Section 7.1(a)(iii) shall be payable with the Net Income Base Payment for the Fiscal Year ended December 31, 2000 or, at the Company's option, at any earlier time. Any Distributable Cash in excess of the Net Income Base shall then be distributed between the Members in accordance with their Interests. All Distributable Cash shall be distributed between the Members in accordance with their Interests after the Aggregate Net Income Base Obligation is satisfied. Notwithstanding anything herein to the contrary, the Managers shall not make (i) for the Fiscal Year ended December 31, 1998, any distribution in excess of consolidated net cash flow from operations (determined in accordance with generally accepted accounting principles consistently applied ("GAAP")), or (ii) for each of the Fiscal Years ended December 31, 1999 and 2000, any distribution in excess of consolidated net cash flow from operations determined (in accordance with GAAP) as of December 31, 1999 or December 31, 2000, as the case may be, as adjusted for certain capital expenditures to be agreed upon by the parties.

                      (i) The following terms shall have the definitions set forth below:

                             (1) "Aggregate Net Income Base Obligation" shall
mean the greater of $48,000,000 or the product of the Net Income Base for the Fiscal Year ended December 31, 2000 multiplied by ten (10).

                             (2) "Clozaril Base Overhead" shall be the sum of
$5,375,000, which is the Company's estimated operating and overhead expenses for pharmaceutical fulfillment and case management services during each full Fiscal Year relating solely to the sales of Clozaril and Clozapine (and any of their successor products) by the Company, and which is determined as set forth in Schedule B attached hereto.

                             (3) Subject to the provisions of this subsection
7.1(a)(i)(3), "Clozaril Gross Profit" shall mean for a Fiscal Year, the product of (i) the average gross profit per patient participating in the Company's Clozaril and Clozapine (or successor product) program ("Clozaril Customer") (determined in accordance with GAAP), multiplied by (ii) 6,000. For purposes of this subsection, so long as there are at least 6,000 Clozaril Customers in the Initial States (as defined in the Transition and Services Agreement), the average gross profit described in clause (i) above shall be calculated based only on the Clozaril Customers in such Initial States. If there are less than 6,000 Clozaril Customers in the Initial States, the Clozaril Gross Profit shall be calculated using gross profit for the actual number of Clozaril Customers in the Initial States plus the blended average gross profit per customer for all other Clozaril Customers multiplied by the difference between the number of Clozaril Customers in the Initial States and 6,000.

                      (ii) Net Income Base for a Fiscal Year shall be determined as set forth below:

                             (1) For the Fiscal Year ending December 31, 1998,
the Net Income Base shall be the greater of (A) $2,000,000 or (B) the result of Clozaril Gross Profit minus fifty percent (50%) of the Clozaril Base Overhead. In the event the Company begins operations after July 1, 1998, the dollar amount set forth in (A) and the portion of the Clozaril

Base Overhead set forth in (B) shall be pro-rated for the remainder of the Fiscal Year based on the number of days of operations divided by 180.

                             (2) For the Fiscal Year ending December 31, 1999,
the Net Income Base shall be the greater of (A) $4,000,000 or (B) the result of Clozaril Gross Profit minus Clozaril Base Overhead.

                             (3) For the Fiscal Year ending December 31, 2000,
the Net Income Base shall be the greater of (A) $4,000,000 or (B) the result of Clozaril Gross Profit minus Clozaril Base Overhead, and the Net Income Base distribution shall be accompanied by a payment of all outstanding deficits of previous Net Income Base distribution obligations (plus accrued interest) as described in Section 7.1(a).

                             (4) Subject to Section 7.1(a)(iii), for each
subsequent Fiscal Year beginning with the Fiscal Year ending December 31, 2001, the Net Income Base shall be the greater of (A) $4,000,000 or (B) the amount of the Net Income Base for the Fiscal Year ended December 31, 2000.

                      (iii) If for the Fiscal Year ended December 31, 2000 (1) the result of gross profit from all sales of Clozaril and Clozapine (and successor products) (determined in accordance with GAAP) is less than $4,000,000 and (2) the Company's earnings before interest and taxes (exclusive of any allocations of corporate overhead or other expenses not in the ordinary course of business), determined in accordance with GAAP ("EBITDA"), is less than $7,600,000, then Stadtlander and PMR shall negotiate in good faith and shall agree to appropriately adjust the amount of the Net Income Base distribution for each subsequent Fiscal Year downward to an equitable amount and defer the payment of any accrued deficit of Net Income Base distributions then outstanding.

               (b) TAX WITHHOLDING. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any income allocable to or payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to the applicable subparagraph of this Section 7.1.

        7.2 ALLOCATIONS OF NET PROFITS AND NET LOSSES. For each Accounting Period, Net Profits and Net Losses (and, to the extent necessary, items thereof) shall be allocated as follows:

               (a) First, to Stadtlander until its Adjusted Capital Account balance is equal to the amount that Stadtlander would have been entitled to receive pursuant to the first two sentences of Section 7.1(a) had the Company sold all of its assets as of the end of such Account Period for an amount that generated no Net Profit or Net Loss (or any other item of income, gain, loss or deduction) and immediately thereafter distributed all of such assets in liquidation of the Company pursuant to Section 7.1.

               (b) Second, to all Members in accordance with their Interests.

        7.3    SPECIAL ALLOCATIONS.

               (a) LIMITATIONS ON LOSSES ALLOCATIONS. Notwithstanding Section 7.2(b) above, no loss shall be allocated to a Member if such allocation would cause such Member's Adjusted Capital Account to become negative or to increase the negative balance thereof.

               (b) QUALIFIED INCOME OFFSET. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance of the Adjusted Capital Account of such Member as possible, provided that an allocation pursuant to this Section 7.3(b) shall only be made if and to the extent such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in Section 7.2 and Section 7.3 have been made as if this Section 7.3(b) were not in this Operating Agreement.

               (c) GROSS INCOME ALLOCATION. In the event any Member has a deficit Capital Account at the end of any Accounting Period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Operating Agreement, if any, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections l.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 7.3(c) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Section 7.2 and Section 7.3 have been made as if Section 7.3(b) hereof and this Section 7.3(c) were not in this Operating Agreement.

               (d) CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Company asset purchase to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section l.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

               (e) CURATIVE ALLOCATIONS. Notwithstanding any other provision of this Operating Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 7.3(e) shall only be made with respect to allocations pursuant to Section 7.3(d) hereof to the extent the Managers reasonably determine that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Operating Agreement.

        7.4    ALLOCATION OF NONRECOURSE ITEMS.

               (a) COMPANY NONRECOURSE DEDUCTIONS. Any Company Nonrecourse Deductions for any Fiscal Year or Accounting Period shall be allocated to the Members in accordance with their respective Interests.

               (b) MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions for any Fiscal Year or Accounting Period shall be specially allocated to the Member who bears the Economic Risk of Losses with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

               (c) COMPANY MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article 7, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g), that is allocable to the disposition of Company Property subject to such Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(f), or (ii) the negative balance standing in such Member's Capital Account. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6). This
Section 7.4(c) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(f)(6) and shall be interpreted consistently therewith.

               (d) MEMBER MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article 7 (except Section 7.4(c), which shall be applied first), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year or Accounting Period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), that is allocable to the disposition of Company Property subject to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4) or (ii) the negative balance standing in such Member's Capital Account. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 7.4(d) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

        7.5    LIMITATION UPON DISTRIBUTIONS.

               (a) No distribution shall be declared and paid to a Member to the extent that at the time of distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Interests and liabilities for which the recourse of creditors is limited to specific property of the Company, exceed the fair market value of the assets of the Company, except that the fair market value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair market value of the property exceeds that liability.

               (b) A Member who receives a distribution in violation of Section 7.5(a), and who knew at the time of the distribution that the distribution violated Section 7.5(a), shall be liable to the Company for the amount of the distribution. A Member who receives a distribution in violation of Section 7.5(a), and who did not know at the time of the distribution that such distribution violated Section 7.5(a) and shall have made a good faith effort to return as much as possible of the improper distribution shall not be liable for the amount of the distribution.

               (c) A Member who receives a distribution from the Company shall have no liability under this Section 7.5 or other applicable law for the amount of the distribution after the expiration of three (3) years from the date of the distribution unless an action to recover the distribution from such Member is commenced prior to the expiration of the said three (3) year period and an adjudication of liability against such Member is made in the said action.

        7.6 ACCOUNTING PRINCIPLES. The profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

        7.7 INTEREST ON AND RETURN OF CAPITAL CONTRIBUTIONS. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

        7.8 LOANS TO COMPANY. Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Managers on behalf of the Company.

        7.9 RECORDS AND REPORTS. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company and shall keep the following records:

               (a) A current list of the full name and last known business address of the Managers and each Member;

               (b) A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Operating Agreement and any certificate and all amendments thereto have been executed;

               (c) Copies of the Company's federal, foreign, state and local income tax returns and reports, if any, for the three (3) most recent years;

               (d) Copies of this Operating Agreement and all amendments thereto;

               (e) True and full information regarding the status of the business and financial condition of the Company, including financial statements of the Company since the date of formation of the Company; and

               (f) True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member.

        7.10 RETURNS AND OTHER ELECTIONS. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers in their discretion.

        7.11 TAX MATTERS PARTNER. Stadtlander is hereby designated the "tax matters partner" of Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder. The tax matters partner may be changed by the Managers.

                                    ARTICLE 8

                                 TRANSFERABILITY

        8.1 TRANSFER. Except as provided in this Section 8.1, Section 8.2 or
Section 8.4 or Article 13 below or with the prior written consent of Members holding at least two-thirds of the Interests (which consent shall not be withheld in the event of a proposed transfer pursuant to a sale of all or substantially all of the assets of a Member), no Member may shall sell, assign, give, pledge, hypothecate, encumber or otherwise transfer ("transfer") its Interest, or any portion thereof, or any other right or interest in all or any of the assets of the Company.

        8.2 PERMITTED TRANSFERS. Notwithstanding the provisions of Section 8.1, a Member may, without the consent of the Managers, transfer all or any portion of its Interest to an Affiliate that is the sole owner of or is wholly owned and controlled by such Member.

        8.3 CONDITIONS OF TRANSFER. Subject to the provisions of Sections 8.1 and 8.2, no Member shall sell, assign or otherwise transfer all or less than all of his Interest. No sale, assignment or other transfer of an Interest shall be effective unless:

               (a) The transferee on or prior to the date of transfer agrees in writing to become a Member in the Company bound by all the terms and conditions of this Operating Agreement;

               (b) The transferee on or prior to the date of transfer agrees in writing to assume all obligations and liabilities of the Member with respect to the transferred Interest;

               (c) Such transfer is completed in accordance with all the provisions of this Article 8 and all applicable state or federal securities or other laws; and

               (d) The transfer of the entire Interest of the transferor Member is made to not more than one transferee (unless this condition is waived by the Managers).

        No transferee shall become a substituted Member without the consent of Members holding at least two-thirds of the Interests which may be withheld or granted in their sole discretion.

        8.4 RIGHT TO ACQUIRE INTEREST. Notwithstanding the foregoing or anything else herein to the contrary, upon the occurrence of a Bankruptcy with respect to a Member, the trustee, receiver or similar representative for the Bankrupt Member will notify each other Member in writing of such Bankruptcy within 10 days after his or her appointment, or if no such representative is appointed for the Bankrupt Member, such notice will be given by the Bankrupt Member within such period of time. Notwithstanding the obligation to deliver any such notice, the occurrence of any such Bankruptcy shall immediately subject the Bankrupt Member to the Buy-Sell provisions of Article 13.

        8.5 RIGHTS OF ASSIGNEE. Any assignee who is not a Member at the time of the assignment will be entitled to the allocations and distributions attributable to the interest assigned to such assignee and will be subject to the transfer, assignment and withdrawal provisions of this Operating Agreement applicable to Members; however, such assignee will not be entitled to the other rights of a Member (including, for example and without limitation, the right to appoint Managers) until such assignee becomes a substituted Member with the consent of Members holding at least two-thirds of the Interests, which consent may be granted or withheld in the Members' sole discretion. The assignee will be subject to the obligations of a Member hereunder, including, without limitation, this Article 8. Notwithstanding the above, neither the Company nor the Managers will incur liability for allocations and distributions made in good faith to the transferring Member until the written instrument of assignment has been received by the Company and recorded on its books, any documents required by the Company pursuant to Article 8 have been executed and received by the Company and the effective date of the transfer has passed.

        8.6 EFFECT OF TRANSFER. The transfer of a Member's Interest or any part thereof will not be cause for dissolution of the Company.

                                    ARTICLE 9

                               ADDITIONAL MEMBERS

        9.1 ADMISSION OF NEW MEMBERS. From the date of the formation of the Company, with the written consent of the Managers and in accordance with the approval of Members pursuant to Section 5.4, any Person acceptable to the Managers may, subject to the terms and conditions of this Operating Agreement, become an Additional Member of the Company by the acquisition of new Units for such consideration, if any, as the Managers shall determine.

        9.2 ALLOCATIONS TO NEW MEMBERS. No Additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Net Profits and Net Losses of the Company for each Accounting Period shall be allocated among the Members in accordance with
Article 7, with the Accounting Period being subject to adjustment pursuant to
Section 1.1(a) upon the addition of an Additional Member.

                                   ARTICLE 10

                           DISSOLUTION AND TERMINATION

        10.1 DISSOLUTION. The Company shall be dissolved upon the occurrence of any of the following events (a "Dissolution Event"):

               (a) the period fixed for the duration of the Company shall expire;

               (b) subject to Section 5.4, by the approval of Members holding at least two-thirds of the Interests; or

               (c) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

        10.2 EFFECT OF FILING OF CERTIFICATE OF CANCELLATION. The Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, upon the occurrence of a final dissolution event, but its separate existence shall continue until a Certificate of Cancellation has been filed with the Secretary of State of Delaware or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

        10.3 DISTRIBUTION OF ASSETS UPON DISSOLUTION. In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the following order:

               (a) those to creditors, in the order of priority as provided by law and those to Members who have made loans to the Company pursuant to Section 6.1(c), but except those to Members of the Company on account of their Capital Contributions; and

               (b) those to Members of the Company, with respect to their Capital Accounts in accordance with Section 6.3(d).

        10.4 WINDING UP. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Managers, who are hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Managers deem necessary or appropriate to sell.

        10.5   FILING OF CERTIFICATE OF CANCELLATION.

               (a) When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed in duplicate and verified by the person signing the certificate, which certificate shall set forth the information required by the Delaware Act. Duplicate originals of such Certificate of Cancellation shall be delivered to the Delaware Secretary of State.

               (b) Upon the acceptance of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Delaware Act. The Managers shall thereafter be trustee for the Members and creditors of the Company and as such shall have authority to distribute any Company Property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

                                   ARTICLE 11

                             MERGER OR CONSOLIDATION

        11.1 MERGER OR CONSOLIDATION. The Company may, upon a vote of the Members holding at least two-thirds of the Interests, merge or consolidate pursuant to an agreement of merger or consolidation with or into one or more entities formed or organized under the laws of the State of Delaware or any other state of the United States or any foreign country or other foreign jurisdiction, with such entity as the agreement shall provide being the surviving or resulting entity.

        11.2 EXCHANGE RELATING TO MERGER OR CONSOLIDATION. Rights or securities of, or Interests in, the Company or other entity that is a constituent party to the merger or consolidation may be exchanged for or converted into cash, property, rights or securities of, or Interests in, the surviving or resulting entity or, in addition to or in lieu thereof, may be exchanged for or converted into cash, property, rights or securities of, or Interests in, an entity which is not the surviving or resulting entity in the merger or consolidation.

        11.3 FILING AND EFFECT OF CERTIFICATE OF MERGER OR CONSOLIDATION. If the Company enters into an agreement of merger or consolidation, the surviving entity shall file a Certificate of Merger or Consolidation in the Office of the Secretary of State of the State of Delaware containing the information required by Section 18-209(c) of the Delaware Act. Unless a future date is provided for in such Certificate of Merger or Consolidation, the effective date shall be the date of filing with the Secretary of State of the State of Delaware. Such Certificate of Merger or Consolidation shall act as a Certificate of Cancellation for the Company if it is not the surviving or resulting entity in the merger or consolidation.

        11.4 AMENDMENT OF OLD OR ADOPTION OF NEW OPERATING AGREEMENT. An agreement of merger or consolidation approved in accordance with Section 5.4(a)(vii) may effect any amendment to the Company's Operating Agreement or effect the adoption of a new Operating Agreement for the Company or the surviving entity, as the case may be. Any amendment of this

Operating Agreement or adoption of a new Operating Agreement shall be effective at the effective time or date of the merger or consolidation.

        11.5 ASSUMPTION OF ASSETS AND LIABILITIES. When any merger or consolidation shall have become effective under this Article 11, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Company and each of the other entities that have merged or consolidated, and all property, real, personal and mixed, and all debts due or incurred to or by any of the constituent parties, as well as all other things and causes of action belonging to each of such parties to the merger or consolidation, shall be vested in the surviving or resulting entity, and shall thereafter be the property or obligation of the surviving or resulting entity, and the title to any real property vested by deed or otherwise shall not revert or be in any way impaired.

        11.6 NET INCOME BASE OBLIGATION ACCELERATION. In addition to the foregoing provisions of this Article 11, in the event of any merger or consolidation pursuant to which the Members hold less than a controlling ownership and voting interest of any successor or surviving entity, the Company's obligation to make all remaining Net Income Base distributions (up to the balance of the outstanding Aggregate net Income Base Obligation) shall be accelerated and shall be payable to Stadtlander upon the consummation of such merger or consolidation, discounted at the rate of the Wall Street Journal prime rate as of the date of such event plus 1.5% per year.

                                   ARTICLE 12

           NONCOMPETITION, CONFIDENTIALITY AND PROPRIETARY INFORMATION

        12.1 NONCOMPETITION; CONFIDENTIALITY. As an inducement for each of the parties to enter into this Operating Agreement, to purchase and sell membership interests in the Company, and in order to preserve the goodwill to be developed by and acquired by Company in its business the parties agree as follows:

               (a) MEMBERS' COVENANT NOT TO COMPETE. During the term of this Operating Agreement and for a period of three (3) years from the termination of this Operating Agreement or with respect to a Member that has transferred all of its Interest, three (3) years from the date of the transfer of all of that Member's Interest, no Member nor any Affiliate thereof will directly or indirectly engage in any Competitive Activities. The term "Competitive Activities" as used herein shall mean:

                      (i) directly or indirectly engaging in, continuing in or carrying on any business involved in providing specialty pharmaceutical services to patients diagnosed with a serious mental illness or conducting clinical research or site management and information services relating to healthcare informatics, clinical practices, pharmaceutical usage and patient outcomes relating to patients with a serious mental illness, or any business that is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto;

                      (ii) serving as a shareholder, officer, director, member, manager, trustee or partner of, or consulting with, advising or assisting in any way, whether or not for consideration, any corporation, partnership, firm, proprietorship or other business organization which is now, becomes or may become a competitor of Company in any aspect with respect to the Company's business, including, but not limited to, advertising or otherwise endorsing the services of any such competitor; soliciting customers, providers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                      (iii) engaging in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which is detrimental to the successful continuation of Company's business by Company or which adversely affects its business.

The term "Competitive Activities" shall not include (A) the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation, (B) acquiring a business that is competitive with the Company pursuant to the acquisition of an entity or group of affiliated entities whose principal business is not in competition with the Company, provided that in no event shall revenues of such Member derived from the business that is directly competitive with the Company's business exceed twenty-five percent (25%) of the Company's revenues, or (C) any activities of Counsel Corporation or its Affiliates that would otherwise be deemed Competitive Activities above other than, so long as Counsel Corporation holds a controlling interest in Stadtlander, initiating or creating any business or entity which competes with the Company or acquiring any business or entity whose principal business is in competition with the Company, or whose principal business is not in competition with the Company but the revenues derived from the business directly competitive with the Company exceeds fifty percent (50%) of the Company's revenues.

The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States. The parties agree that Company may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the capital stock or all or substantially all of the assets of the Company. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

               (b) COMPANY'S COVENANT NOT TO COMPETE. During the term of this Operating Agreement and for a period of three (3) years from the termination of this Operating Agreement or with respect to a Member that has transferred all of its Interest, three (3) years from the date of the transfer of all of that Member's Interest, neither the Company nor any subsidiary of the Company will directly or indirectly engage in any activity which is competitive with the principal business of any Member or its Affiliates. Prohibited activity hereunder includes:

                      (i) owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of a Member's business or any business substantially similar thereto;

                      (ii) serving as a shareholder, officer, director, member, manager, trustee or partner of, or consulting with, advising or assisting in any way, whether or not for consideration, any corporation, partnership, firm, proprietorship or other business organization which is now, becomes or may become a competitor of a Member in any aspect with respect to the Member's business, including, but not limited to, advertising or otherwise endorsing the services of any such competitor; soliciting customers, providers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor; and

                      (iii) engaging in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which is detrimental to the successful continuation of a Member's business by such Member or which adversely affects its business; provided, however, that the prohibited activities hereunder shall not include the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation.

The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States. The parties agree that any Member may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the capital stock or all or substantially all of the assets of such Member. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

               (c) COVENANT OF CONFIDENTIALITY. During the term of this Operating Agreement and for a period of three (3) years from the termination of this Operating Agreement, no Member shall, except as explicitly permitted under any other agreement between Company and any Member, (i) use for any purpose,
(ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company's business. For purposes hereof, "confidential information" shall mean and include, without limitation, all intellectual property, trade secrets, reports, financial information, business plans, customer and/or provider lists and customer and/or provider information, and all other information concerning Company's business and marketing methods used in connection with its business, not previously disclosed to the public directly by Company. The provisions of this Section 12.1(c) shall not supercede, modify or affect in any way any similar confidentiality provisions in any other agreement between Company and any Member(s), including the Transition and Services Agreement, and so long as any such agreement is in effect, the confidentiality provisions therein shall govern in the event of a conflict with the provisions of this Section 12.1(c).

               (d) COMPANY PROPRIETARY INFORMATION. Notwithstanding the nature of any assets or information contributed to Company by any Member, all patient and customer information developed by Company shall be proprietary to Company and no Member will have any ownership interest in such proprietary information (except to the extent such Member may have an interest in such assets upon the liquidation of Company by virtue of the Member's Interest).

               (e) EQUITABLE RELIEF FOR VIOLATIONS. The parties agree that the provisions and restrictions contained in this Section 12.1 are necessary to protect the legitimate continuing interests of Company and each Member, and that any violation or breach of these provisions will result in irreparable injury to Company or such Member for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to such party for such violation or breach and regardless of any other provision contained in this Operating Agreement, such party shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this
Section 12.1.

                                   ARTICLE 13

                                    BUY-SELL

        13.1 BUY-SELL. Upon the earlier of any Bankruptcy of a Member or January 1, 2001 (the "Buy-Sell Right Inception"), Members shall have the rights of purchase and sale provided by this Section 13.1, to be exercised by delivering a notice (an "Election Notice"). A Member giving an Election Notice as provided herein is referred to as an "Electing Member," a Member receiving an Election Notice is referred to as a "Notice Member."

               (a) INVOCATION OF BUY-SELL PROCEDURE. At any time after the Buy-Sell Right Inception, this buy-sell procedure may be invoked by the giving of an Election Notice by any Member. Such Election Notice, to be valid, shall include the Stated Amount of the Members' interests and shall be given to the Notice Member. The date of such notice shall be referred to as the "Election Day."

               (b) EFFECT OF ELECTION NOTICE; BUY-SELL PRICE. An Election Notice shall constitute an irrevocable offer by the Electing Member either to (1) purchase all, and not less than all, of the Interest of the Notice Member, or
(2) sell all, but not less than all, of its Interest to the Notice Member. The price at which the Interest of any Member is purchased and sold under this
Section 13.1 (the "Buy-Sell Price" of such Interest) shall be a price determined by the Electing Member, which shall not be less than the Net Stated Equity thereof, determined as of the Election Day plus full repayment of any loans to the Company (plus accrued interest) outstanding and payable to the Member. The cost of determining Net Stated Equity shall be borne by the Company and shall be treated as an expense for purposes of such determination.

               (c) NOTICE MEMBER'S ELECTION TO PURCHASE OR SELL. For a period (the "Election Period") ending at 11:59 P.M. (local time at the Company's principal place of business) on the sixtieth day following the Election Day, the Notice Member shall have the right to elect to (i) purchase all, and not less than all, of the Interest of the Electing Member, by giving notice thereof (the "Purchase Notice") to the Electing Member which Purchase Notice shall not be valid unless it states such Member (the "Purchasing Member") is electing to purchase all of the Electing Member's Interest (as the "Selling Member"); or (ii) obtain a commitment from a nationally recognized investment banker to act as an underwriter in a public offering of the Company's securities for an aggregate value that is at least as beneficial to the Member who delivered the Election Notice as the price of the Interest. A Purchasing Member, upon sending a Purchase Notice, shall be obligated to purchase all of the Electing Member's Interest. If the Notice Member elects to obtain an investment banker commitment to offer the Company's securities in a public offering, the public offering shall be consummated within 150 days of the date of such election. If (i) no Purchase Notice is sent, (ii) no investment banker commitment is obtained, or (iii) if an investment banker commitment is obtained but the public offering is not consummated within the 150-day period, the Electing Member shall become the Purchasing Member and shall be obligated to purchase all of the Interest of the Notice Member in accordance with the Election Notice, who shall become the Selling Member and shall be obligated to sell all of its interest to the Purchasing Member.

               (d) TERMS OF PURCHASE; CLOSING. The closing of the purchase and sale of the Selling Member's Interest shall occur on a date and time mutually agreeable to the Purchasing Member and the Selling Member, which shall not be later than 10:00 A.M. (local time at the place of the closing) on the first business day occurring on or after the sixtieth day following the Election Day and at such place as is mutually agreeable to the Purchasing Member and Selling Member, or upon the failure to agree, at the Company's principal place of business. At the closing the Purchasing Member shall pay to the Selling Member, by cash or other immediately available funds, the Buy-Sell Price of such Selling Member's Interest, and the Selling Member shall deliver to the Purchasing Member good title, free and clear of any liens, claims, encumbrances, security interests or options (other than those granted by this Agreement) to the Selling Member's Interest thus purchased.

        At the closing the Members shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transactions contemplated hereby, including, without limitation, the transfer of the Company Interest of the Selling Member to the Purchasing Member and the assumption by the Purchasing Member of the Selling Member's obligations with respect to the Selling Member's Interest transferred to the Purchasing Member. The reasonable costs of such Transfer and closing, including, without limitation, attorneys' fees and filing fees, shall be divided equally between the Selling Member and the Purchasing Member.

        13.2 NET EQUITY. The "Net Stated Equity" of a Member's Interest in the Company, as of any day, shall be the amount that would be distributed to such Member in dissolution of the Company pursuant to Article 10 hereof if (1) all of the Company's assets were sold for the Stated Amount, (2) the Company paid its accrued, but unpaid, liabilities and established reserves for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the Company distributed the remaining proceeds to the Members in liquidation, all as of such day.

        The Net Stated Equity of a Member's Interest in the Company shall be determined, without audit or certification, from the books and records of the Company by the firm of independent certified public accountants regularly employed by the Company. The Net Stated Equity of a Member's interest shall be determined within thirty (30) days of the day upon which such accountants are apprised in writing of the Stated Amount and the amount of such Net Stated Equity shall be disclosed to the Company and each of the Members by written notice. The Net Stated Equity determination of such accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

                                   ARTICLE 14

                              ADDITIONAL COVENANTS

        14.1 ARBITRATION. In the event of a dispute under this Operating Agreement, including any Impasse (as defined below) or any dispute raised by a Member claiming that the actions or omissions of the Managers are detrimental to the Member as a holder of a minority interest, the Members agree that they will submit the resolution of any such dispute or Impasse to binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association. The arbitration shall be conducted in San Diego County, California. The decision of the arbitrator(s) shall be in accordance with the best interests of the Company and in no event shall any decision by an arbitrator(s) conflict with the provisions of this Agreement. The decision of the arbitrator(s) shall be binding on the parties, and judgment in accordance with that decision may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be empowered to award specific performance, injunctive relief and damages (but not exemplary damage). An "Impasse" shall be deemed to occur if at any time: (i) a disagreement between the Members or among the Managers occurs with respect to any significant business matter or the consideration of a proposal by either Member to sell all or substantially all of the assets of the Company or to enter into a merger or consolidation; or (ii) the Managers otherwise become deadlocked.

                                   ARTICLE 15

                            MISCELLANEOUS PROVISIONS

        15.1 NOTICES. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Managers', Members' and/or Company's address as it appears in the Company's records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given five (5) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

        15.2 APPLICATION OF DELAWARE LAW. This Operating Agreement, and the application of interpretation hereof, shall be governed by the Delaware Act.

        15.3 WAIVER OF ACTION FOR PARTITION. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

        15.4 AMENDMENTS. Any amendment to this Operating Agreement may be proposed to the Members by the Managers or Members holding majority of the Interests. A vote on an amendment to this Operating Agreement shall be taken within thirty (30) days after notice thereof has been given to the Members unless such period is otherwise extended by applicable laws, regulations, or agreement of the Members. A proposed amendment shall become effective at such time as it has been approved by Members holding two-thirds of the Interests.

        15.5 EXECUTION OF ADDITIONAL INSTRUMENTS. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

        15.6 CONSTRUCTION. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

        15.7 HEADINGS. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

        15.8 WAIVERS. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

        15.9 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Operating Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

        15.10 SEVERABILITY. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

        15.11 HEIRS, SUCCESSORS AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

        15.12 CREDITORS. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company.

        15.13 COUNTERPARTS. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the date first written above.


                                        PMR CORPORATION
                                        a Delaware corporation


                                        By:    /s/ Mark Clein
                                               ---------------------------------
                                        Title: C.F.O.
                                               ---------------------------------


                                        STADTLANDER DRUG DISTRIBUTION COMPANY,
                                        INC.
                                        a Delaware corporation


                                        By:    /s/ James J. Sas
                                               ---------------------------------
                                        Title: Chief Financial Officer
                                               ---------------------------------

                              [EXHIBITS EXCLUDED]


                                       31